Exhibit 99.1

Transcript of

United States Antimony Corporation

Third Quarter 2025 Financial and Operating Results

November 12, 2025

Participants

Gary Evans - Chairman and CEO, United States Antimony Corporation

Richard Isaak - SVP & CFO, United States Antimony Corporation

Joe Bardswich - EVP, Chief Mining Officer, & Director, United States Antimony Corporation

Aaron Tenesch - VP, Antimony Division, United States Antimony Corporation

Jonathan Miller - VP IR & Global Sales Director, United States Antimony Corporation

Analysts

Presentation

Operator

Greetings. Welcome to the United States Antimony Corporation Third Quarter and Nine Months ended September 30, 2025 Financial and Operating Results Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation.

[Operator Instructions] Please note this conference call and webcast is being recorded.

I will now turn the call over to your host Gary C. Evans, Chairman and CEO. You may begin.

Gary Evans - Chairman and CEO, United States Antimony Corporation

Thank you, Paul, and welcome to our listeners today. First, I'd like to start by introducing other members of our company's management team that are joining me on this conference call today. We have Joe Bardswich, who's a Director and Executive Vice President and our Chief Mining Engineer; Rick Isaak, who's Senior Vice President, as well as our Chief Financial Officer. We've got a new participant today, Aaron Tenesch, who's Vice President of our Antimony Division, and then Jonathan Miller, who's Vice President of Investor Relations.

So I thought I would start today out doing something a little different and give everybody a little lesson on antimony because there's no question as I've gone around the country, whether it be with investors or bankers or stockbrokers, even the government, a lot of people don't know what antimony is.

Transcript Provided by

So let me give you just a little bit of education here. Antimony is one of those raw materials that has historically been completely unknown to the public. But for the military and industrial sectors, this mineral is absolutely essential. So in military applications, antimony is diverse and far-reaching. Antimony alloys play a significant role in making ammunition production that's extremely difficult to replace. Hard lead alloys enriched with antimony significantly increase the hardness and the dimensional stability of projectiles. This not only improves penetration and accuracy, but also enables more consistent ballistics, which is essential for reliable weapons.

In percussion caps and ignition mixtures, antimony sulfide, also known as stibnite, ensures the reliable ignition of the propellant. This is an application where failure rates can lead to catastrophic failures. Furthermore, antimony in specialized forms is used extensively in high-frequency electronics and sensor technology. It is essential for night vision devices such as cameras and goggles, thermal imaging cameras, infrared sensors, and used in modern warheads, drones, reconnaissance systems, and air-to-ground communication systems. These are technologies that define our modern warfare today.

In civilian applications, antimony is invaluable, primarily as an alloying element. When antimony is combined with lead, it fundamentally alters material science. In car batteries, lead always contains small amounts of antimony to ensure the necessary structural integrity of the battery. The global automotive and energy storage industries would be inconceivable without this rare critical element.

The industrial applications of antimony extend far beyond batteries, though. In glassmaking, it's an indispensable refiner. It is used to remove bubbles and defects from molten glass and to improve the optical quality of that instrument. Antimony has gained increasing importance, particularly in the solar industry, as it enhances the transparent and light transmission of solar glass modules. With the global expansion of solar energy, demand for high-quality solar glass has risen exponentially. And I just read within the last three weeks that China has come up with a new solar panel that is about 12% more efficient, which is huge in the solar panel business. And it's all because of antimony.

The majority of antimony use, however, is in flame retardants. People don't realize this. Approximately 30% to 40% of the world's antimony production is used to manufacture flame retardants for use in plastics, textiles and polymers. This is not just an academic chemistry issue, but one that protects human lives.

So with that, I'd like to turn over our call to Rick Isaak. He is going to give more details regarding our operating and financial results. Rick is our CFO. Rick, do you want to take it from here?

Transcript Provided by

Richard Isaak - SVP & CFO, United States Antimony Corporation

Sure. Thanks, Gary. I will start with some comments on our consolidated operating results and then go to the balance sheet. Sales for the first nine months of this year were $26.2 million, up $16.9 million, or 182% over the prior year. This increase was largely due to price increases with some volume increase in our zeolite business. Looking ahead, our antimony sales volume increased in October with some of the expansion efforts that we have been talking about.

And our consolidated sales were $5.6 million for the October compared to third quarter sales of $8.7 million. Our gross margin increased by four percentage points from 24% last year to 28% this year. There will be some pressure on our gross margins in the fourth quarter with a declining antimony market price. We are looking to offset as much of this decline as we can with lower costs and higher margin long-term contracts. Also, we are pushing to increase antimony sales volume to increase our gross profit dollars and generate more cash flow.

Our consolidated net loss was $4.1 million for the first nine months of this year. However, this loss included $5.2 million of non-cash expenses. From a cash flow perspective, our operating activities generated positive cash flow when you exclude working capital changes, which I will talk a little bit about later. That positive cash flow improved compared to the same period last year.

Next, looking at the balance sheet, there were three main drivers that increased several accounts more significantly in our balance sheet. First, antimony inventory was up about 300,000 pounds this year, which increased our working capital accounts. I guess, specifically, inventory prepaid, accounts receivable, accounts payable. The sales value of our inventory similarly increased from about $3 million at the end of last year to $9 million at the end of the third quarter of this year using today's antimony market price for both values.

Second, we acquired mining claims this year in Alaska, Canada and Montana. We are expanding our Montana processing facility. These were the main drivers increasing our fixed asset balance. Third, nearly $43 million of cash was generated this year from the exercise of preexisting warrants and stock sales, which increased our common stock and additional paid capital balances. We ended the third quarter of this year with cash investments of $38.5 million, which is an increase this year of $20 million, and we had long-term debt of only $229,000.

The antimony industry has had its opportunities and challenges over the past year, which makes the financials a little more complicated. However, we cut through the noise and we really remain focused on generating positive cash flow. We're also focused on creating a solid foundation for the future of our company. To accomplish this, we strengthened our ore supply by securing a three-year supply agreement with a new supplier of antimony ore and by expanding our capabilities and becoming a fully vertically integrated business with the ability to mine, process and sell antimony products.

Transcript Provided by

We also strengthened the sales side of our business by securing a five-year sole source sales contract with the DLA and another recently announced five-year sales contract with a commercial customer. In addition, we had seven acquisitions of mining claims over the past 12 months with the expectation of several critical minerals being generated from these mining claims. We will continue to be focused on being the preferred provider of critical minerals, which will provide growth, diversification and sustainability for our company.

I'll pass it back over to you, Gary.

Gary Evans - Chairman and CEO, United States Antimony Corporation

Thanks, Rick. I'd like to now turn the next section of today's conference call over to Joe Bardswich. Joe is our Chief Mining Engineer. He's also a Director and Executive Vice President of the company. He's going to provide everyone an update on all of our mining operations located in Montana, Alaska, and Ontario, Canada. Joe?

Joe Bardswich - EVP, Chief Mining Officer, & Director, United States Antimony Corporation

Thank you, Gary. I will start with Stibnite Hill in Montana. Stibnite Hill has been mined from underground by many previous owners and then by U.S. Antimony from 1968 until 1983. In 1983, the decision was made to shut the operation down and depend on Mexico with lower labor costs to provide Stibnite feedstock for our Madeiro Smelter and for the supply of military-spec antimony trisulfide for primers for ammunition.

We believe that we remain as the only North American supplier of military-spec antimony trisulfide, as approved by the Defense Logistics Agency. We assembled a great team of geologists, both employees and consultants throughout the company operations from Alaska to Montana to Ontario. One of them did the record search at Montana Tech and at the U.S. Forest Service and the fieldwork on Stibnite Hill itself to provide sufficient evidence that enabled the start of a bulk sampling exploration program to uncover and excavate the narrow and flat-lying vein of high-grade Stibnite on the patented Eliza mining claim. With the cooperation of Montana DEQ, we were able to modify our operating permit to include taking a bulk sample from the Eliza and immediately start extraction of that Stibnite bulk sample.

There is an old adage in the mining industry that grade is king. We are blessed with good grade and geologists who are experiencing grade control at the face where the bucket meets the ore. The grade control is visual. Pure Stibnite is about 71.4% antimony, and we endeavor to load only rock that contains economic quantities of Stibnite. The ore is loaded directly into the typical tandem highway dump truck and wheelers and hauled down off the mountain to the yard of a local contractor where the material is reloaded onto standard highway semi-tractor trailer, the 18-wheeler, for haulage to a flotation mill in Montana.

Transcript Provided by

A more detailed description of our Stibnite Hill operation is available in the October 30 news release posted on our webpage. Production as of 8 a.m. this morning, we've loaded and trucked 35 loads of 16 tons each off of the mountain for a total of 560 tons. To get an average grade of the material truck, we've commissioned an independent geological consultant, recognized as a QP, a qualified person by the SEC under the new SK-1300 regulations. We commissioned him to sample the crushed material, maintain custody of the samples when submitted for assay at a recognized professional assay firm. The samples have been submitted for assay and results will be reported when received.

Each 1% of antimony would mean 20 pounds of antimony per ton, so 10% would be 200 pounds per ton or 3,200 pounds of antimony per truckload. These are expected to be valuable truckloads. I expect a grade better than 10%, but 10% would still total 112,000 pounds of contained antimony all to date. Significantly, we had planned a similar operation in Alaska. We applied for permits on April 14 of this year. However, we did not receive permit approval until mid-September, so barely got started before inclement weather hit us.

We were able to do some work on the Mohawk mine patent claims prior to the permit approval. The Mohawk was a former gold producer from underground, which reported significant antimony in the wall rocks of the gold veins. Our initial work on Mohawk was site cleanup of the site. The locals had used the property as a disposal area for abandoned cars and other garbage. This was followed by a trenching program that allowed us to map the old workings and identify areas of possible future antimony extraction.

After receipt of the Alaska permit, we barely got started on our original plan of trenching beneath antimony in the soils anomalies. Antimony is one of the pathfinder minerals used in gold exploration. The data for the antimony soils anomalies were derived from previous gold exploration work by major companies, Placer Dome, Inco, Silverado, etc., following the discovery of the Fort Knox 10 million pounds gold deposit that's presently being mined by Kinross.

Other activity in Alaska included the use of an exploration contractor at the remote Stibnite Creek property. Work included mapping and sampling, but the major expenditure was in the cleanup of the mess left by former claim owners who attempted to construct a mill on site. Access to this site was by helicopter, although winter roads have been used by past operators. Presently, our thoughts are that this deposit can be further developed and mined with underground access provided by an adit and drift along the vein into the mountainside.

Transcript Provided by

In the community of Fox, very near to our option exploration properties, we purchased a 17-acre site to be used as an HQ location. There are three homes on the property plus a larger storage-type building. We constructed a large reinforced concrete pad on the site just before winter weather hit, so that we would be ready in the spring for staging of stibnite from our trenching operations, sorting and bagging for transportation to Montana or Mexico from milling and/or smelting. We've had preliminary discussions with local prospectors and passive miners regarding purchase of their production.

In Ontario, first the Iron Mask cobalt property northwest of Sudbury. Field work at the property was completed in late October. Outcrop stripping and cleaning of the rock exposures along with geological mapping have provided a clearer indication of the property's geology, which was not properly evaluated in any previous exploration by other parties. There are delays in receiving assay results for Champers Air Progress. 20 grab and channel samples were submitted to ALS Globex in October, and results are also awaited for an earlier batch of 25 samples. Cobalt mineralization has been counted thus far only in the Iron Mask Ultramafic intrusion.

Previous works by others yielded a range of cobalt values, from 2.1% to 6.5%. Ontario government records show values of 16.4% cobalt and 8.8% nickel across four feet in a drill core. Ultramafic and orthotic layered complex was initially recognized at the Iron Mask out crop and traced for a minimum 60-foot strike length southwest to the Copper Zone. This zone has a potential for copper, nickel, cobalt and platinum group mineralization, which were all on the 2025 critical minerals list.

Permits for mechanical stripping are in place for the Iron Mask. At the Fostung, the tungsten deposit, detailed investigation of the main mineralized zone commenced in October. Work here involved hand stripping and cleaning of numerous outcrops, followed by selective channel cuts in a transect of more than 100 feet. The cuts were necessary to observe scheelite and other minerals such as powellite, with ultraviolet light unencumbered by fluorescent organic matter that would occur on the weathered outcrops.

The channel cut material revealed numerous intervals of garnet-rich skarn and associated scheelite mineralization was recently submitted to ALS Globex for analysis. Further slides were cut from seven samples that will be submitted for electron microprobe analysis. Stripping of additional outcrops south of the road is being undertaken but will soon be supplemented by mechanical stripping. We just got the permit for the mechanical stripping this past week. It is suspected that the mineralized zone could extend 600 meters west of the road and connect with the Discovery showing.

The Ministry has recently issued a permit for mechanical stripping of this area. Metallurgical test work testing gravimetric separation was completed at Lakefield Research and analysis of heavy liquid separation was conducted by CPRO in Vancouver. Lakefield has been asked to submit a proposal utilizing frost flotation as the next step in metallurgical testing.

Transcript Provided by

SRK Consulting Group out of their Toronto office has previously calculated an inferred resource of the tungsten deposit at the Fostung. We have commissioned SRK to do a new report that includes the additional drilling completed by former owners. This report, which will be done to the new SEC SK-1300 standards, is scheduled to be completed by mid-January.

The company is fortunate to have engaged a high-quality group of geologists, employees, and consultants with many contacts in the mining industry. We are continuing to seek out critical minerals opportunities and to identify properties which we believe are available at low acquisition costs and which have potential to be enhanced by basic exploration methods and which we believe can be brought into production quickly at a low CapEx. The availability of in-house pyrometallurgical and hydrometallurgical expertise and operating experience provides a next-step capability in assessing opportunities.

I will turn it back to you, Gary.

Gary Evans - Chairman and CEO, United States Antimony Corporation

Thanks, Joe. Let me make a couple comments to make sure our listeners understand the magnitude of what Joe is saying. I want to talk about the two prospects up in Canada that we are involved in, being the cobalt and tungsten. There is no cobalt or tungsten currently being mined in the United States or Canada, nobody. Just like no antimony is being mined in the United States and Canada until we started it about 40 days ago. We have a contract with the government. We have a contract with industrial customers to sell our antimony. We want to do the exact same thing with tungsten and cobalt.

As Joe mentioned, the work that he has done since we acquired the tungsten property about five to six months ago has been significant to the point where we can now get a reserve report. With that reserve report, we can get federal government funding, we believe, and we know what we have to do on the downstream side to make that product saleable. We hope to duplicate what we have done in antimony and continue to do in antimony with the critical minerals of tungsten and cobalt.

We have other irons in the fire related to these two critical minerals and are excited about it. We don't want to be just a one-trick pony antimony only, even though that is our primary business. We think that we can duplicate what we have done in these other two critical minerals and those discussions continue with the U.S. government.

So I'm going to now introduce another gentleman by the name of Aaron Tenesch. You've never heard from Aaron before on these conference calls. Aaron has been secretly hiding out in Montana. He is our Vice President of the Antimony Division and has been with the company since July of last year. Aaron's one of our chemists and I promise he will not get into the mineralogical characteristics of antimony today, which I'm quite sure he would love to do. Aaron is in charge of all of our third-party antimony procurements from various countries around the world.

Transcript Provided by

He's going to give you an overview of where we currently stand on all these efforts and the inventory that we have built and are continuing to build every week. It's quite immense and it's been a huge project for Aaron and something that I think he's done an exceptional job in. You have to understand when he's talking to all these various countries and these producers and these traders and these brokers around the world, he has to weed through all the crap and there's a lot of it out there. And it takes a lot of time, it takes a lot of effort, and it takes a lot of work to wind down to find the antimony necessary for us to make the products that we have to make for our various customers.

And so Aaron, why don't you tell everybody what you've been up to?

Aaron Tenesch - VP, Antimony Division, United States Antimony Corporation

Thank you, Gary. You're correct, I miss the lab from time to time. But on our supply, throughout 2025, USAC has developed and executed over 15 separate supply contracts for materials sourced from 10 different countries around the world. There are over 30 other parties engaged in contract development and negotiation at this time. Primary supplies for ore, concentrate and metal are being developed in North America, Australia, Africa, South America, Central Asia and Southeast Asia to diversify supply and support capacities with favorable economics.

This year, our smelter in Mexico has received approximately 330 tons of antimony feedstock. Supplies and deliveries continue to ramp up with roughly 20 tons of concentrates presently clearing Mexican ports, and approximately 275 tons currently on the water or being loaded for shipping in overseas ports. We are most excited about our developments in Bolivia and Chad. Bolivia is a well-established antimony producer with extensive history and mining experience. Our operating partner and existing associated supply agreement should result in the delivery of approximately 150 tons per month of antimony metal, beginning in the next few months. This metal stream will go directly to the smelter in Thompson Falls to support our proprietary antimony trioxide production. Monthly delivery of this volume should commence in the first quarter of 2026.

USAC is very interested in the developing mining sector in Chad. The PND conference in Abu Dhabi demonstrates Chad's intent to diversify into the mining sector to attract foreign capital beyond traditional markets such as oil. USAC's strategic engagement is well-timed, allowing synergistic development of the mining sector in Chad that may lead to opportunities in and beyond antimony.

Transcript Provided by

To take full advantage of this environment, USAC has engaged a gentleman as our African Critical Mineral Director. Our consultant has dual citizenship in Chad and the U.S. and will provide a regional foothold for immediate outreach and intelligence gathering on Chad's evolving mining sector. It is important to note that we can fulfill our contract commitments with the $245 million DLA award with products produced from either Mandalay feedstocks in Mexico or traditional feedstocks in Thompson Falls, Montana. These supply developments position USAC to continue with growth and facility expansion initiatives that will ultimately support domestic demand and domestic production as it becomes available.

Thank you and back to you, Gary.

Gary Evans - Chairman and CEO, United States Antimony Corporation

Thank you, Aaron, for that very good overview. I'd like to put things in perspective because when you hear all these numbers out there that we're throwing around, volumes and tonnage and all, when you look at our 10-Q that we filed this afternoon and as Rick mentioned on the call, we're continuing to build inventory and that inventory is necessary for us to meet the contractual commitments we have with our long-term customers, these new contracts we've discussed today.

So just to put it in perspective, today, if you look at our financials from September 30 all the way to January this year, you'll see we've been averaging about 100 tons a month of production of finished product coming out of Thompson Falls. That is going to change dramatically. Already began changing in the month of October as Rick gave you some new numbers. That's what gives us the comfort to meet our revenue projections that we talked about in the press release today. But what's really going to change is 2026.

2026 will be a banner year for this company. We will not only have the expansion of Thompson Falls completed in hopefully January. We're on target. We're 65% complete with that expansion effort and everything is going as planned. But Madero, all these new supplies that Aaron mentioned that are coming into Madero, we're sorting through, we're starting to refine, and we're having finished product. And we have consistent new shipments coming in each month of 2026.

So you combine that international procurement with what Joe has found up in Montana, and we haven't produced anything yet out of Alaska, and we know that's going to change beginning in the spring of next year. Then all of a sudden, you start seeing a significant supply of antimony coming into this little company that's going to have some phenomenal results because you can't help it. But when you go from 100 to 500 to 600 tons a month, which we will have the capacity of doing, it will have a dramatic change in this company's future and financials.

Transcript Provided by

So I just feel like it's important for people. You get lost in the numbers, to understand what we're doing today and where we're going.

So I'd like to now introduce to you our Vice President of Investor Relations. You've heard from him before. His name is Jonathan Miller. He's going to update everyone on our IR and marketing activities achieved during this quarter and what our plans for the fourth quarter are. Jonathan, you want to take over?

Jonathan Miller - VP IR & Global Sales Director, United States Antimony Corporation

Great. Thank you, Gary. And good afternoon, everyone. The third quarter was one of the most dramatic re-ratings in our company's history. From July through September, our share price climbed from about $3.08 to $6.20, up more than 100% and now trading at $7.62 per share, making it the best performing quarter in our history. Average daily trading volume nearly tripled, a clear sign that institutional investors are paying attention and that the seeds we planted over the past year are starting to take root.

Since the start of 2025, our market cap has expanded almost fourfold, rising from around $200 million to more than $1 billion. Our Russell 2000 inclusion at the end of the second quarter gave us another tailwind, broadening our exposure to ETFs and institutional funds and firmly establishing U.S. Antimony within the national security and small cap growth space. And our recent listing on the NYSE Texas exchange is another step forward. It gives us greater visibility, stronger liquidity, and puts U.S. Antimony squarely in the spotlight of a growing market that's deeply aligned with America's energy, defense, and industrial base.

Now, none of this happened by chance. It's all the result of a focused, data-driven investor relations strategy we built internally and executed with precision. Over the quarter, Gary and I have met with more than 100 institutional investors through conferences, non-deal roadshows and direct outreach. Institutional ownership has gone from almost zero just a year and a half ago to about 30% today, one of the fastest transformations among our peers. We also strengthened our research coverage with a new house, William Blair, with a $20 target price and maintained continued support from our existing research analysts being AGP, H.C. Wainwright, and B. Riley. All have reaffirmed confidence in our growth story.

On the media front, we continued the groundwork we laid, maintaining strong momentum with Reuters, Bloomberg and Fox Business, and most recently, the Wall Street Journal, securing national TV and print coverage that highlighted U.S. Antimony as North America's only operating smelters and the sole vertically integrated antimony supplier outside of China and Russia.

Transcript Provided by

We also leaned into shifting global dynamics to frame our story around supply chain security. Recent reports out of China suggest that the country continues to restrict defense-grade antimony, underscoring why domestic supply is critical. That, together with Executive Order 14017 under the Defense Production Act, which requires suppliers to the U.S. government to obtain their antimony supplies from U.S. sources, further reinforces the role U.S. Antimony plays in America's mineral independence.

And while not a direct IR initiative, our $245 million award from the Defense Logistics Agency speaks volumes about this new management team's ability to execute. It tells investors and the market that U.S. Antimony has moved from potential to performance, from promise to proof, earning validation at the highest levels of national defense.

Internally, we've been modernizing how we communicate. We've started the process of building a new corporate and investor relations website that reflects who we are today. Our multi-channel communications approach has strengthened transparency with both institutional and retail shareholders. We've also recognized X, formerly Twitter, as a formal SEC-recognized disclosure outlet, letting us address breaking news and correct misconceptions in real time, so all investors have equal access to accurate information.

In September, we took another big step with an ambitious investor media campaign. Our film crew followed our geologists across the Alaskan frontier, capturing the rediscovery of historic antimony reserves, and later filmed our Thompson Falls expansion groundbreaking ceremony, offering the first real inside look at America's only antimony smelter. The upcoming operational docuseries titled America's Final Supply Chain features experts in geology, academia, and defense telling a story that's bigger than just U.S. Antimony. It's about America's industrial revival, our capacity to produce, defend, and lead again. You will soon see the story displayed in various media outlets.

As we close out the year, we'll be on the road presenting at several more investor events, including the Ideas Investor Conference in Irving, Texas next week on November 19 and 20, the NYSE Growth Equity Symposium in New York on December 1, and the B. Riley Convergence Conference on December 4, also in New York. Each of these will further expand our institutional reach and give us more opportunities to bring our story to new audiences.

Altogether, these efforts, from narrative positioning and outreach to media engagement and capital markets access, drove the significant share price gain, as well as the broader recognition we're now earning across defense, mining and investment circles. By the end of the quarter, sentiment around U.S. Antimony had completely transformed from a quiet micro-cap stock into an internationally recognized critical minerals growth story aligned with America's defense, industrial and technology priorities. It was one of our most value-creating quarters in our history.

Transcript Provided by

Looking ahead, our focus is on deepening institutional relationships, broadening outreach into the European, Canadian and Australian markets and sustaining the momentum that's positioned U.S. Antimony as the definitive American story in critical minerals. Back to you, Gary.

Gary Evans - Chairman and CEO, United States Antimony Corporation

Thanks, Jonathan. To round up our discussion today, before we go into our Q&A, I've broken down my remaining presentation into five different parts that I think the listening audience would be interested in hearing about. The first is long-term sales agreements. The second is our competitive landscape. The third is our mining our own antimony properties. The fourth is Larvotto Resources in Australia. And the fifth is China, which is the 10,000-pound gorilla.

So as announced over the last 45 days, actually, the last 90 days, your company has completed two significant sales contracts that total $352 million. To put that in perspective, this company reported $15 million of revenues last year. So that's one heck of a big boost. The first contract, as you know, is with the Defense Logistics Agency, the DLA, and that's up to $245 million. And we announced a new one just yesterday with an industrial customer for approximately $107 million. So these two most difficult parts of any successful business have now been accomplished.

Source material, as outlined by both Aaron and Joe here today, and sales contracts of significant proportions after we complete the processing that have terms as far out as five years for delivery. We look at the competitive landscape in the antimony business. We don't see any other antimony company, either domestic or foreign, as competition today. We have the only two operating smelters in North America. The time, the cost, the permitting and industry knowledge prohibits our competition from being true viable competitors for at least three years, most likely four years.

I would encourage all investors, whether on this call or looking at the antimony industry, to peel back the onion and do your homework. There are some tremendous promoters out there who have done a wonderful job of salesmanship. For that, I give them 100% credit. But we are, and I repeat, the only vertically integrated antimony company outside of China and Russia. There simply is no one else. Those that profess to want to be, all I can say is good luck. And you better put your big boy pants on because you've got a long road to hoe.

So I'm not going to name names of competitors. It's comical. When I listen to them on TV or in newspaper articles, do your homework. Look at the quality of the material. Look at how they're going to get the material out of the ground. Look at how they're going to process it. Look at who they're going to sell it to. So it's comical. And so as an investor, do your homework if you're going to look at this industry.

Transcript Provided by

I cannot emphasize enough how important and meaningful our recent mining success achieved in Montana that was outlined by Joe Bardswich today. And I give Joe complete credit for this. This is the future of our company. The timing of these outstanding mining results that he's achieved just in 40 days is completely aligned with our smelter expansion efforts in Montana, which are contemplated to be completed in January, just two months from now. U.S. Antimony's gross margins grow to over 60% utilizing our own material versus that acquired from third parties, which we're doing, obviously, through all the work that Aaron has outlined.

When Alaskan operations restart in April, May of next year, with the spring fall, we anticipate further increasing our own supply of antimony ore material for our two smelters in Montana and in Mexico.

Let's talk about Larvotto. We announced on October 19th that we submitted an indicative proposal to acquire 100% of Larvotto Resources Limited located in Australia. Our proposal was subsequently rejected by the Board of Directors of Larvotto just one week later. We continue to own 10% of Larvotto's outstanding shares, which makes us their largest shareholder. And that investment is worth approximately $40 million of value today. Our Board and financial advisors have yet to determine what, if any, further action we may take concerning this previously proposed transaction. I'm sure we will be making some decisions over the next 60 days.

China, China is the big gorilla, I always like to say the 10,000-pound gorilla. We continue to see and hear mixed signals coming out of China, as well as our current U.S. administration. First of all, we are not involved in rare earths. We're only involved in critical minerals. Too many investors lump these two types of minerals together. That is a huge mistake. In military applications, antimony is diverse and far-reaching. Antimony alloys play a significant role in making ammunition production that is extremely difficult to replace. Hard lead alloys enriched with antimony significantly increase the hardness and dimensional stability of projectiles, as I mentioned earlier.

So let's go back to China. China's position in the antimony market is huge. It stands out from the competition. China possesses a production capacity that dwarfs all other countries combined. Global antimony production was estimated at around 100,000 tons last year in 2024. China alone produces 60 times that much, 60 times.

The second point is equally critical for Western strategy. China also dominates the downstream value chain. It's not just the mines that China controls, but also the smeltering, the refining, and processing, which is what we do. Approximately 85% to 90% of global antimony refining capacity is today in China's hands. This means that even antimony ores mined in other countries often have to be transported to China for processing, but you get nothing back. China will not release any finished products back. So this is a form of structural dependency that gives the country immense power of not only the United States, but the rest of the world. So the United States finds itself in a position that could be described as strategically embarrassing.

Transcript Provided by

As the world's leading military power with technology advanced at global active defense industry, this power depends on material the U.S. does not control. The last commercial antimony mine in America closed decades ago until we opened up the only mine producing antimony today in Montana. Dependence is not new, but it has become acute.

Historically, stockpiles were sufficient because trade functioned smoothly and China was willing to export antimony. But now, with China's export controls, the system has completely collapsed. The U.S. strategic reserves totaling only about 1,100 tons are enough to cover demand for just a few weeks, or at most a few months. This is not just insufficient, it's completely absurd for a superpower in a time of heightened geopolitical tensions.

So we feel like what we've accomplished in such a short period of time is truly significant. All of our employees are working hard to meet the demands of our country. And we're not only bringing this antimony in from other countries, but we're going to be able to do it right here on our own home turf. And so we're extremely excited about where we sit today, what our future lies, and we welcome the investors that are on this call today.

And operator, we'd like to now take a few questions.

Operator

Certainly. At this time, we will be conducting a question and answer session. [Operator Instructions]. And we did have a few questions coming in from the webcast.

The first question, we have a five-year contract with a fabric manufacturer for antimony trioxide for $106 million and a $245 million contract with U.S. Defense Agency. What is the difference between the two types of antimony?

Gary Evans - Chairman and CEO, United States Antimony Corporation

There are definitely differences, and I'm going to let Joe and/or Aaron, you guys are better suited to answer that question than me.

Joe Bardswich - EVP, Chief Mining Officer, & Director, United States Antimony Corporation

Go ahead, Aaron.

Transcript Provided by

Aaron Tenesch - VP, Antimony Division, United States Antimony Corporation

Well, I think that one's pretty simple. The DLA contract is for metallic antimony in ingot form, and the commercial supply contract is for antimony trioxide, which is essentially a white powder in a bagged form.

Gary Evans - Chairman and CEO, United States Antimony Corporation

And taking that a step further, the requirements of what we have to do for the DLA are very specific. We make an antimony metal. It's an ingot. It weighs about five pounds. We have to stamp it with a serial number. It's stacked on a pallet, shrink-wrapped, and shipped to the DLA. When we announced that contract, I don't know, 60, 90 days ago, we also immediately got an order for $10 million that we're in the process of fulfilling, and we're anticipating another order of $50 million in short order. So $60 million coming out of the $245 million over the next probably six to eight months.

Operator

Okay. The next question, is management considering building an additional smelter or processing facility, and if so, what would drive that decision on the location?

Gary Evans - Chairman and CEO, United States Antimony Corporation

Okay. Great question. Something I think about all the time. The addition of the smelting capacity we're doing in Thompson Falls, we are done. Whatever we complete in January is the most we can do on that footprint. It's got to do with the amount of land we own and the location of the facility up between two mountain ranges and surrounded by a U.S. Forest Service. So no more can be done there.

We do have some other things going into Montana that we'll be announcing soon that will allow us to do some other expansion efforts, but not likely a smelter. Now, Mexico is a different story. We have a large land position down there. We have a capacity to do about 200 tons a month. Once Aaron is able to get that going smoothly and full, we will then entertain expanding that facility. That's the easiest place. There's no problem hiring employees. We have lots of natural gas tied to a PMAX pipeline that we helped build, and it's in an area where we're being left alone out in the middle of a desert.

So that is the area, from my perspective and the management's perspective, would be the most logical. Now, we have looked seriously in Alaska, and the problem with Alaska is that there's no natural gas. Believe it or not, being a state with such fossil fuels, everything's up in the Arctic, North Arctic Circle, and not available in Fairbanks or Anchorage. There's been other companies talking about building a facility at Port McKenzie. Good luck.

Transcript Provided by

You have to use LNG. You'd be paying six to seven times the price of MCF of natural gas, from a pipeline. So we don't see that as economically viable. So if there was natural gas, I think we'd be all over Alaska, but that is not the case. You've got to have natural gas for smelters, in our opinion. So we do have some other ideas that I'm not at liberty to talk about. Some new technology that Aaron's working on, and this Bolivian group that we have actually invested in and are receiving material from here in early January, has some new technology that we hope to further review. We think that that could be advantageous. So answer your question is, I think if there's any growth in 2026, it will most likely be at Madero in Mexico.

Operator

Okay, the next question, congratulations on a successful quarter. My question is, what is the expected production volume ramp for Montana and Mexico?

Gary Evans - Chairman and CEO, United States Antimony Corporation

Gosh, Aaron, that would be a good one for you, but I'm not going to let you answer it. It's like throwing darts at the wall, okay? We've outlined today all the new material we've received and are continuing to receive. You know, part of the problem in predicting output of these facilities is that this material that we're getting from all these countries, there's problems at a port, there's problems on the ocean. As we said earlier this year, we had material held by the Chinese customs for over six months. There's material that has high arsenic, there's material that has high lead, material has high sulfur.

So we're always dealing with these various mechanics. So I feel comfortable in saying that in 2026, we will see a ramp up. You already saw it in the numbers that Rick mentioned today for the month of October. I mean, October almost beat the whole quarter of the third quarter. So you're seeing that happen, and I think you'll continue to see it happen. It's going to be bumpy.

I don't think it's going to be a straight line, but I hope and pray that by the end of 2026, we'll be at 500 plus tons a month. That's where I really hope we get to. And if we can get our own material coming out of Alaska, the certainty of that goes up significantly.

Operator

Okay, the next question. With the expanded processing facility and new furnaces coming to Montana, can you quantify efficiencies, expected or detail technological improvements in processing?

Transcript Provided by

Gary Evans - Chairman and CEO, United States Antimony Corporation

I'm going to answer the first part of that, and then I'm going to let maybe Aaron or Joe jump in. One of the issues that we've had, I think I've mentioned this before in prior calls in Montana, was people. It's a small community, about 10,000 people in a 35-mile radius of Thompson Falls. And unfortunately, 75% of them are retired and don't want to work in a smelter. So we made a decision about 60 days ago that we need to find housing. The problem is we find people, but they've got no place to live.

So we actually have contracted, we haven't closed yet, a little housing development that would house 25 people at the bottom of the mountain at Thompson Falls. So we think we have solved that problem. And I know from talking to the two key managers in Thompson Falls, we had a conference call on Monday that they have been continuing to hire people. And we've been able to find new employees and getting them trained.

So we're already in the mode of hiring people to get ready for the additional expansion in Thompson Falls. So as far as efficiency, Aaron, you'd probably be better able to answer that question than me.

Aaron Tenesch - VP, Antimony Division, United States Antimony Corporation

I can answer that question to some extent, but it's sort of a two-tiered situation. So in a mechanical sense, there is some increase in efficiency in this expansion, and that there's a little bit larger equipment, some increases in automation and sort of the ease and equipment efficiency with new technologies or improved technologies, such as modern bag houses and other things of that type, that should see some general efficiencies. But it's also important to consider the type of feed material.

And we are basing our own metrics on traditional feed materials, but our efficiency and capacities increase even more than Gary's going to let me say anything about, if we get the right kind of feed into that plant. And so it's, again, sort of a two-tiered approach, where we do have some mechanical efficiencies, but then the feedstock can also have a very beneficial effect.

Operator

Okay. The next question, how close are current smelting operations to running at full capacity, and what are the bottlenecks, if any, to reaching 100% throughput?

Gary Evans - Chairman and CEO, United States Antimony Corporation

Montana is running pretty much at capacity, but as Aaron mentioned, there are some efficiencies that the team up there are getting, which will allow it to probably -- well, you saw in the month of October, we were able to increase throughput. The issues at Madero have been quality of material. We continue to deal with some inferior quality material, but we've gotten some new material from, I think, Peru and even in Mexico that seems to be of better quality.

Transcript Provided by

So that's what we're trying to get to. We're trying to get to a consistent supply of quality material from producers of antimony that allows you to run more efficiently. You can imagine when you have this number of different products of raw antimony coming from these different countries, it's hard to be super efficient when you're having to check the quality of each material that goes into these furnaces.

So having consistent material, and that's what I think Aaron was really alluding to with respect to Bolivia and Chad, we're excited about the quality of the material we're seeing coming out of those countries.

Operator

Okay. The next question, you spent $9.2 million on expanding capacity at your smelting ops. Any required spend in the current queue, or maybe some color even on what you've spent thus far, given we're halfway through the period?

Gary Evans - Chairman and CEO, United States Antimony Corporation

I would imagine we're probably $12 million, $13 million. Rick may be able to jump in here. But the total CapEx is around $22 million. So that will likely get spent all by the end of the year.

Richard Isaak - SVP & CFO, United States Antimony Corporation

Yeah, no. It's probably about $23 million and probably at least $10 million additional from the nine we're already at will get spent in the fourth quarter.

Operator

Okay. The next question, are you able to provide any color on the targeted mix of internally sourced ore versus third-party purchases, and how that might evolve in the coming quarters?

Gary Evans - Chairman and CEO, United States Antimony Corporation

Well, the targeted mix is 100%. But I doubt if we'll be there in the near future. I think we'll gradually continue to increase company-owned ore. Our biggest issue, quite frankly, is weather. Our mine in Montana is obviously up in the top of a mountain. They have to deal with snow and cold. The activities in Alaska are completely shut down for winter and won't start up again until April, May of next year.

So our goal in 2026, if we find the kind of antimony we hope to find in Alaska, is we bought a piece of property in town, closed on it, laid a cement pad before winter kicked in. And that will be a staging area where we'll be taking that antimony found in Alaska, and we'll sort it, probably low, medium, and high grade.

Transcript Provided by

And we'll probably even do some rock crushing there, and then load that material into super sacks to ship it to Montana. So we're getting prepared for a very active summer. I know that our geologists up in Alaska are working on getting additional permits filed so we have no delays there, and can really hit the ground running when they can due to the thaw out of weather.

Operator

Okay, the next question, you recently updated 2026 revenue guidance to $125 million. Does this include revenues from the new trioxide contract?

Gary Evans - Chairman and CEO, United States Antimony Corporation

No.

Operator

Okay, and the next question. Any more government support in the pipeline or grant additional potential contracts?

Gary Evans - Chairman and CEO, United States Antimony Corporation

Yes.

Operator

Okay, and this does conclude. We have reached the end of the question-and-answer session and I will now turn the call over to Gary C. Evans for closing remarks.

Gary Evans - Chairman and CEO, United States Antimony Corporation

Okay, hopefully our call today was informative for everybody. We tried to give you some much more detail than what's obviously in the press release or the 10-Q. None of us at the company could be more excited about our future, and we look forward to telling you what all we're doing.

Everybody's working hard. The loss we had in the quarter, all related to cash compensation. I mean, stock compensation, not cash. It's very important. I think you want your management team and your Board incentivized with stock, not cash, and so that should be a very good positive that all this hard work we're doing, we're aligned with you as a shareholder. We want to participate in the future growth of this company and the stock performance that we hope to be able to provide, and so we're taking that compensation in equity rather than cash compensations.

Transcript Provided by

We're trying to preserve our cash. Our goal is to be the lowest cost producer of antimony in the world, bar none, and with everything we're doing in this sector, I'm highly confident that we'll be able to accomplish that goal. That ensures our viability in the future.

We're in a market that has obviously, variants in prices, and if we can control our destiny by being our own antimony miner, then that gives us longevity and certainty. So that's where we're headed. Thank you, operator.

Operator

Thank you. This does conclude today's webcast, and you may disconnect your lines at this time. Thank you for your participation.

Forward-Looking Statements:

This transcript contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s future operations, production levels, financial performance, business strategy, market conditions, demand for antimony, zeolite, other critical minerals and precious metals, expected costs, and other statements that are not historical facts. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates, as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “could,” and variations of these words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in such statements, including, but not limited to: fluctuations in the market prices and demand for antimony and zeolite; changes in domestic and global economic conditions; operational risks inherent in mining and mineral processing; geological or metallurgical conditions; availability and cost of energy, equipment, transportation, and labor; the Company’s ability to maintain or obtain permits, licenses, and regulatory approvals; changes in environmental and mining laws or regulations; competitive factors; the impact of geopolitical developments; and the effects of weather, natural disasters, or health pandemics on operations and supply chains. Additional information regarding risk factors that could cause actual results to differ materially is included in the Company’s filings with the U.S. Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Transcript Provided by